Exhibit 10.34
Form 10-K
November 3, 2006
Thomas F. Menacher
Republic Bancorp Inc.
1060 East Main Street
Owosso, Michigan 48867
Dear Tom:
     As you know, Citizens Banking Corporation (“Citizens”) and Republic Bancorp Inc. (“Republic”) have entered into a merger agreement (the “Merger Agreement”) pursuant to which Republic will merge with and into Citizens (the “Merger”), so that Citizens is the surviving corporation in such merger (such surviving corporation, the “Company”). Because of your potential to make a significant contribution to the Company, the Company wishes to continue your employment following the completion of the Merger in accordance with the terms of this letter.
     The provisions of this letter will govern the terms of your employment with the Company and, except as provided for in Section 3 of this letter, will supersede any other agreement between you and Republic or the Company with respect to the terms and conditions of your employment including, without limitation, the Change in Control Severance Agreement by and among you and Republic entered into as of March 10, 2004 (the “Prior Agreement”). In the event that the Effective Time (as defined in the Merger Agreement) does not occur for any reason, this letter will be null and void ab initio and of no force and effect.
     1. Employment. Commencing on the date on which the Effective Time occurs, the Company will employ you, and you will serve the Company, as an Executive Vice President and Merger Integration Manager in connection with the Merger. Your employment with the Company will be “at-will” and not for a definite duration (any such duration, the “Employment Period”), and nothing in this letter will be deemed to constitute a contract of employment or confer upon you any contractual right to employment or continued employment with the Company.
     2. Compensation and Benefits.
     (a) Base Salary. During the Employment Period, you will receive an annualized base salary of $250,000, payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time.
     (b) Annual Bonus. With respect to each fiscal year of the Company ending during the Employment Period, you will be eligible to receive an annual bonus determined in accordance with the incentive plan of the Company applicable to you and based on a target annual bonus equal to 50% of your base salary, with the potential of exceeding target for performance above plan.
     (c) Annual Equity Awards. During the Employment Period, you will be eligible to receive annual equity incentive awards under the Company’s Stock Compensation Plan commensurate with the annual equity awards generally granted to similarly situated senior executives of the Company.
     (d) Benefits. During the Employment Period, you will be eligible to participate in such benefit plans as are from time to time made generally available to senior executives of the Company.
     (e) Retention Bonus. On the one-year anniversary of the Effective Time, subject to your continued employment with the Company on such date, you will be paid a cash retention bonus in an aggregate amount of $100,000.
     (f) Change in Control Agreement. Following the Effective Time, the Company will enter into a change in control agreement (the “Change in Control Agreement”) with you in a form substantially similar to that provided to other senior executives of the Company and with a severance multiple of three.

     3. Prior Agreement.
     (a) Prior Agreement Payment. On March 12, 2007, the Company will pay you a lump sum cash payment equal to the amount provided under Section 4(a)(ii) of the Prior Agreement (the “Prior Agreement Payment”). For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Prior Agreement Payment will not be taken into account in computing any benefits under any plan, program or arrangement of the Company or Republic or any of their respective affiliates and will not be subject to deferral.
     (b) Other Benefits Under the Prior Agreement. Upon a Qualifying Termination (as defined in the Prior Agreement) during the two-year period following the Effective Time, you will be entitled to the benefits provided under Sections 4(b) and 4(c) of the Prior Agreement; provided, however, that notwithstanding Section 4(b), the welfare benefits provided thereunder will be based on the level of benefits as in effect at the Company from time to time. In the event that you are entitled to any such benefits under both the Prior Agreement and under the Change in Control Agreement, you will be entitled to the better of the benefit provided under the Prior Agreement or the Change in Control Agreement on a benefit by benefit basis, but will in no event be entitled to duplicate benefits. In addition, Section 5 of the Prior Agreement will continue to apply with respect to payments or benefits provided to you in connection with the Merger.
     (c) Non-Competition. Notwithstanding anything to the contrary in this letter, the restrictions set forth in Section 11 of the Prior Agreement will remain in full force and effect until the one-year period following the Effective Time.
     (d) Prior Agreement Superseded. Effective as of the Effective Time, the Prior Agreement will be superseded by this letter and of no further force and effect, except as expressly provided in this Section 3.
     4. Withholding. The Company may withhold from any amounts payable under this letter such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     5. Governing Law. This letter and any claim related directly or indirectly to this letter shall be governed and construed in accordance with the laws of the State of Michigan (without giving regard to the conflicts of law provisions thereof).
     We genuinely appreciate the major contributions you have made to Republic’s past success and, with your help, we look forward to an even more promising future for the Company. In order to be eligible to receive the compensation and benefits set forth in this letter, please sign this letter and return it to me by November 10, 2006.
Very truly yours,

William R. Hartman
Chairman, President and Chief Executive Officer Citizens
Banking Corporation
ACKNOWLEDGED AND AGREED:

Thomas F. Menacher